Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Ananthram Kashyap (“Employee”) and Poshmark, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee and the Company entered into a Proprietary Information and Inventions Agreement dated June 2, 2016 (the “Confidentiality Agreement”);

WHEREAS, Employee was provided with an offer letter dated June 2, 2016 (the “Offer Letter”) which Employee accepted;

WHEREAS, Employee’s employment with the Company was terminated effective August 13, 2021 (the “Termination Date”);

WHEREAS, pursuant to the Offer Letter and subsequent option and Restricted Stock Unit (“RSU”) grants, Employee was granted both (i) options to purchase shares of the Company’s Common Stock (the “Employee Option(s)”), and (ii) RSUs of the Company, subject to the terms and conditions of the Company’s 2011 Stock Option and Grant Plan, or the 2021 Stock Option and Grant Plan, as may be applicable per each grant (each, a “Plan” and, collectively with the Employee Option, RSUs, and the Offer Letter, the “Stock Agreements”);

WHEREAS, the Employee Option(s) were subject to a four-year vesting schedule and, as of the Termination Date, Employee has vested 314,125 of the shares subject to the Employee Option(s) (the “Vested Option”) and 30,000 of the shares subject to the Employee Option would remain unvested (the “Unvested Option”) following the Termination Date (except to the extent accelerated as set forth herein); and

WHEREAS, the RSUs are subject to a four-year vesting schedule and, as of the Termination Date, Employee has vested 56,527 RSUs (the “Vested RSUs”) and 177,108 RSUs would remain unvested (the “Unvested RSUs”) following the Termination Date (except to the extent accelerated as set forth herein)

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Recitals. The Recitals set forth above are expressly incorporated into this Agreement.

2. Consideration. In exchange and consideration for the promises set forth herein, the Company agrees as follows:

a. Extension of Exercise Period of Employee Options. Company agrees that notwithstanding anything to the contrary in the applicable Plans it will permit the exercise of all Vested Options (including those accelerated as set forth below) for a period of twelve (12) months from Termination Date, and

b. Acceleration of One (1) Vesting event. Company agrees that it will accelerate Employee’s September 1, 2021 RSU and Employee Option vesting event (one (1) vesting event from termination date) within 48 hours from date of signature of this Agreement. For clarity, 3,296 RSUs and 1,666 Employee Options will be accelerated that would have otherwise vested on September 1, 2021 pursuant to this Section 2(b).

c. Consulting Arrangement. The Company agrees to engage Employee as a consultant from the Termination Date until termination as provided in the consulting agreement attached hereto as Exhibit I (the “Consulting Agreement”). Employee must execute the Consulting Agreement in order for this Agreement to become effective.

Employee agrees and acknowledges that the consideration set forth above may change the tax treatment or Employee tax implications of either the Vested Options and/or RSUs and Employee is solely and exclusively liable for any and all tax treatments or implications of the consideration set forth herein.

3. Stock. Employee acknowledges that Employee has no other equity or debt interest in the Company of any kind, including but not limited to, any interest in stock, stock options, or other form of profit participation except for the Employee Options and RSUs as indicated herein. Employee agrees that the foregoing treatment is consistent with and has honored any and all obligations of the Company to Employee, under the Stock Agreements.

4. Benefits. Employee agrees that Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date. Employee’s health and dental insurance benefits, if any, shall cease on the last day of August 2021, subject to Employee’s right to continue Employee’s coverage under COBRA. The Company will pay the premium cost for continued coverage in the group health plan(s) in which the Employee is currently enrolled through September 30, 2021 in accordance with the terms of the America Rescue Plan Act of 2021 (“ARPA”), provided the Employee timely submits an election to continue coverage under COBRA and the Employee remains an “assistance-eligible individual” under the ARPA. The period during which premiums are paid by the Company shall be part of the Employee’s 18-month eligibility period under COBRA (or such longer period for which the Employee may be deemed eligible). After the above date, the Employee will be solely responsible to pay the entire COBRA premiums for continued group health coverage if the Employee wishes to continue coverage under COBRA. All terms of coverage will be in accordance with the provisions of COBRA as described in the separate COBRA notification form that will be given to the Employee and his or her enrolled dependents.

5. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee specifically represents that Employee is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.

6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the

“Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

7. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Employee signs this Agreement. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8. California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10. Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees; provided that Employee hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

13. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or its services to any of the clients of the Company. Employee shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Employee had access during the scope of Employee’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.

14. Protected Disclosure. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Employee’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

16. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17. Non Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

18. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. In the event that Employee signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Employee. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a) Employee has read this Agreement;

(b) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c) Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d) Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Ananthram Kashyap, an individual	Manish Chandra, CEO

/s/ Ananthram Kashyap Signature	/s/ Manish Chandra Signature

August 13, 2021 Date	August 13, 2021 Date

Exhibit I

CONSULTING AGREEMENT

Effective August 14, 2021, Ananthram Kashyap (“Consultant”) and Poshmark, Inc. (“Company”) agree as follows:

1. Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant or by employees of Consultant and only those such employees who have been approved in writing in advance by Company. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. All Inventions are work made for hire to the extent allowed by law and, in addition, Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or for or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company or in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by Company, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.

d. To the extent allowed by law, Section 2(a) and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Company may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranties and Other Obligations. Consultant represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

4. Termination. If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon five (5) days’ notice, unless the breach is cured within the notice period. Either party may also terminate this Agreement at any time, with or without cause, upon five (5) days’ notice, but, if (and only if) such termination is without cause, Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice of such termination. Sections 2 (subject to the limitations set forth in Section 2(c) through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

5. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant’s obligations under any provision of this Agreement, for Company’s benefit and Consultant will be responsible for any noncompliance by them. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant.

6. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.

7. Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

8. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

Ananthram Kashyap, an individual	Manish Chandra, CEO

Signature	Signature

August 13, 2021 Date	August 13, 2021 Date

EXHIBIT A

PRIMARY COMPANY CONTACT:

•	Manish Chandra, CEO

•	manish@poshmark.com

SERVICES:

•	Service term is from Aug 14, 2021 to December 31, 2021.

•	Consultant will provide general Finance advisory services as needed and requested by company contact set forth above.

FEES/EXPENSES

•	$500/hr

•	up to 10 hours per month

PAYMENT TERMS:

•	Net 30 Days upon invoice approval by Company Contact. Invoice must be sent to Company Contact and Accounts Payable (ap@poshmark.com).

MATERIAL NON PUBLIC INFORMATION

•

Both parties agree that during the term of the Agreement, Company will make reasonable efforts to not disclose, and Consultant will not review, any Company Material Non-Public Information (MNPI). Notwithstanding the foregoing, Consultant agrees that in the event Consultant receives and/or reviews MNPI it will treat such information as confidential and nonpublic, and at all times will be governed by Company’s insider trading policy in receipt of such MNPI.